Exhibit 10.21

GRAYMARK HEALTHCARE, INC.

CHAIRMAN OF THE BOARD AGREEMENT

This Agreement (the “Agreement”) is made as of July 1, 2011, by and between Graymark Healthcare, Inc., an Oklahoma corporation (the “Company”), and Jamie Hopping (“Hopping”).

1. Relationship. During the term of this Agreement, Hopping will serve as the Chairman of the Board of Directors of the Company. Hopping will be a non-executive chair and will not have responsibility for day-to-day operations at the Company, which are reserved for the Chief Executive Officer and the other elected officers. The Company expects Hopping to provide services in her capacity as Chairman of the Board including: (a) providing strategic advice and counsel to the Chief Executive Officer; (b) provide general advice on best practices in healthcare services industry; (c) provide commercial introductions to the Company in order to assist the Company in expanding sales to hospitals and other healthcare service providers; (d) providing insight into hospital practices and practices of healthcare service providers; (e) providing those services customarily consistent with the position of Chairman of the Board; and (f) those services that are described or otherwise consistent with the Company’s by-laws (collectively, the “Services”). Hopping represents that she has the qualifications, the experience and the ability to properly serve as the Company’s Chairman. Hopping shall use her best efforts to perform the Services such that the results are satisfactory to the Company. Hopping shall devote at such time and attention to performance of the Services as is required to satisfactorily perform such Services, but shall have no minimum time commitments.

2. Fees. The Company shall compensate Hopping with a cash payment of $10,000 per month. In connection with this Agreement, Hopping acknowledges that the Company has granted Hopping a non-qualified stock option grant covering 175,000 shares of the Company’s common stock. Hopping shall not be entitled to annual grants to non-employee directors of the Company unless specifically authorized by the Board or Compensation Committee thereof.

3. Expenses. Hopping shall not be authorized to incur on behalf of the Company any expenses and will be responsible for all expenses incurred while performing the Services unless otherwise agreed to by the Company’s Chief Executive Officer, which consent shall be evidenced in writing for any expenses in excess of $1,000. In addition, Hopping shall be entitled to reimbursement for travel expenses related to attendance in person at meetings of the Board of Directors of the Company or any committee there on which she sits. As a condition to receipt of reimbursement, Hopping shall be required to submit to the Company reasonable evidence that the amount involved was both reasonable and necessary to the Services provided under this Agreement.

4. Term and Termination. Hopping shall serve as Chairman of the Board of Directors of the Company for a period commencing on July 1, 2011 and terminating on June 30, 2012 or her earlier of death, resignation or removal. The Company may extend the term of this Agreement by written notice to Hopping. Termination of this Agreement does not have the effect of Hopping’s removal as a director of the Company.

Notwithstanding the above, the Hopping may terminate this Agreement at any time upon 60 business days’ written notice. In the event of such termination, Hopping shall be paid through the date of termination. The Company may remove Hopping as Chairman and/or as a director in accordance with the by-laws of the Company then in effect.

Should either party default in the performance of this Agreement or materially breach any of its obligations under this Agreement, including but not limited to Hopping’s obligation to perform the Services and comply with the Company’s policies and procedures, the non-breaching party may terminate this Agreement immediately if the breaching party fails to cure the breach within 10 business days after having received written notice by the non-breaching party of the breach or default.

5. Independent Director. Hopping’s relationship with the Company will be that of an independent director and not that of an employee, consultant or other similar position. Hopping shall use commercially reasonable efforts to take, or refrain from taking, all actions which will enable Hopping to continue to serve as an independent director of the Company’s Board and as a member of the Audit Committee thereof in accordance with the rules and regulations of the Securities and Exchange Commission and the Nasdaq Stock Market.

6. No Authority to Bind Company. Hopping acknowledges and agrees that Hopping has no authority to enter into contracts that bind the Company or create obligations on the part of the Company without the prior written authorization of the Company.

7. Withholding; Indemnification. The Company shall have the right to withhold the applicable withholding taxes for all compensation paid to Hopping under this Agreement

8. Consulting or Other Services for Competitors. Hopping represents and warrants that Hopping does not presently perform or intend to perform, during the term of the Agreement, consulting or other services for, or engage in or intend to engage in an employment relationship with, companies who businesses or proposed businesses in any way involve products or services which would be competitive with the Company’s products or services, or those products or services proposed or in development by the Company during the term of the Agreement. If, however, Hopping decides to do so, Hopping agrees that, in advance of accepting such work, Hopping will promptly notify the Nominating and Corporate Governance Committee of the Board of Directors of the Company in writing, specifying the organization with which Hopping proposes to consult, provide services, or become employed by and to provide information sufficient to allow the Nominating and Corporate Governance Committee of the Board of Directors of the Company to determine if such work would conflict with the terms of this Agreement, the interests of the Company. If the Nominating and Corporate Governance Committee of the Board of Directors of the Company determines that such work conflicts with the terms of this Agreement, the Company reserves the right to terminate this Agreement immediately. In no event shall any of the Services be performed for the Company at the facilities of a third party or using the resources of a third party.

9. Miscellaneous.

(a) Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of the Company and Hopping.

(b) Sole Agreement. This Agreement constitutes the sole agreement of the parties and supersedes all oral negotiations and prior writings with respect to the subject matter hereof.

(c) Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon delivery, when delivered personally or by overnight courier or sent by email or fax (upon customary confirmation of receipt), or forty-eight (48) hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, addressed to the party to be notified at such party’s address or fax number as set forth on the signature page or as subsequently modified by written notice.

(d) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Oklahoma, without giving effect to the principles of conflict of laws.

(e) Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

(f) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

(g) Advice of Counsel. EACH PARTY ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, SUCH PARTY HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

[Signature Page Follows]

The parties have executed this Agreement as of the date first written above.

THE COMPANY: GRAYMARK HEALTHCARE, INC.

By:	/s/ Stanton Nelson
(Signature)

Name:	Stanton Nelson
Title:	Chief Executive Officer

Address:210 Park Avenue, Suite 1350 Oklahoma City, OK 73102 Attn: Chief Executive Officer

CHAIRMAN:

JAMIE HOPPING
(PRINT NAME)

/s/ Jamie Hopping
(Signature)

Address: